Exhibit 10.8

EARN-OUT AGREEMENT

by and between

WOODLAND HOLDINGS CORP.,

and

NED TIMMER

Dated as of February 23, 2009

EARN-OUT AGREEMENT

          This EARN-OUT AGREEMENT (this “Agreement”), dated as of February 23, 2009 and effective as of the Closing Date (as defined below), if one occurs, is by and between Woodland Holdings Corp., a Delaware corporation (“Buyer”) and Ned Timmer, an individual (“Seller”).

RECITALS

          WHEREAS, concurrently herewith, Seller, Buyer and other parties thereto are entering into that certain Stock Purchase Agreement, dated as of the date hereof (as amended from time to time in accordance with its terms, the “Stock Purchase Agreement”) and Seller and Buyer are entering into that certain Unit Purchase Agreement, dated the date hereof (as amended from time to time in accordance with its terms, the “Unit Purchase Agreement”, and, together with the Stock Purchase Agreement, the “Purchase Agreements”) pursuant to which Buyer shall purchase all of the issued and outstanding equity interests of each of Woodland Wireless Solutions, Ltd., a Michigan corporation, Phone Services and More, LLC, a Michigan limited liability company, West Michigan Co-Location Services, LLC, a Michigan limited liability company, T2 TV LLC, a Michigan limited liability company, and T2 Communications LLC, a Michigan limited liability company (each a “Company,” and together the “Companies”) from Seller as set forth therein; and

          WHEREAS, pursuant to Section 1.2(a)(v) of the Stock Purchase Agreement and Section1.2(a)(ii) of the Unit Purchase Agreement, Seller shall be entitled to receive certain earn-out purchase price payments, subject to the terms and conditions of this Agreement, in respect of each of years2009, 2010, 2011 and 2012.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

          1. Definitions. As used in this Agreement, the following terms shall have the meanings indicated:

          “AAA” shall mean the American Arbitration Association.

          “Actual Audited EBITDA” shall mean EBITDA as set forth in the Buyer’s Audited Financial Statements.

          “Adjusted EBITDA” shall mean for any Earn-Out Year, EBITDA less the Capital Charge.

          “Affiliate” with respect to any Person shall mean any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. In the case of any

Person who is an individual, such Person’s Affiliates shall include such Person’s spouse, siblings, parents, children, grandchildren, and trusts for the benefit of any of the foregoing.

          “Agreement” shall have the meaning set forth in the preamble.

          “Annual Earn-Out Amount” means Six Hundred Seventy-Five Thousand Dollars ($675,000.00).

          “Applicable Contingent Purchase Price Payment Date” shall have the meaning set forth in Section 4(a) hereof.

          “Audited Financial Statements” shall mean the audited combined consolidated financial statements of the Buyer for fiscal years ending April 30th.

          “Business Day” means any day that is not a Saturday or Sunday or a legal holiday on which banks are authorized or required by law to be closed in New York, New York.

          “Buyer” shall have the meaning set forth in the preamble.

          “Capital Charge” shall be the cumulative (i) combined capital expenditures by the Buyer, and (ii) increase in Working Capital of the Buyer, in each case from the beginning of the then-current Earn-Out Year through the end of the then-current Earn-Out Year.

          “Closing Date” shall have the meaning set forth in the Purchase Agreements.

          “Company” or “Companies” shall have the meaning set forth in the recitals.

          “Company Entity” shall mean any of (i) the Companies (ii) any entity that is a successor to the Companies or any Company or (iii) any entity that was a Subsidiary of any of the Companies immediately prior to the Closing.

           “Contingent Purchase Price Payment” shall have the meaning set forth in Section 2(a) hereof.

          “Contingent Purchase Price Statement” shall have the meaning set forth in Section 3(a) hereof.

          “Dispute” shall have the meaning set forth in Section 16 hereof.

          “Dispute Notice” shall have the meaning set forth in Section 3(b) hereof.

          “Disputing Party” shall have the meaning set forth in Section 16 hereof.

          “Earn-Out Year” shall mean the twelve month period ending on January 31st for each of 2010, 2011, 2012 and 2013.

          “Earn-Out Period” shall mean the period commencing on the date hereof and ending on February 31, 2013.

          “EBITDA” shall mean, for the Buyer,(a) net sales, less, without duplication, the sum of (i) cost of sales, (ii) selling and distribution expenses, (iii) design and production expenses, (iv) general administrative expenses and (v) any allocation of corporate overhead to the Buyer and its subsidiaries and (vi) payments made in connection with the Employment Agreement, plus (b) to the extent included in expenses in clause (a) of this definition, the sum of (i) interest expense, (ii) tax expense (including payments in respect of any tax sharing or other similar agreement) other than international VAT or other similar tax, (iii) depreciation and amortization expense and (iv) the expenses of the Buyer incurred on or before the date hereof in connection with the transactions contemplated by the Transaction Documents (as defined in the Stock Purchase Agreement), including, without limitation, attorney’s fees, accounting fees, broker fees, banker fees, and related expenses. Each amount in clause (a) and clause (b) of this definition shall be determined on a consolidated basis in accordance with GAAP consistently applied from the Closing Date.

          “Employment Agreement” shall mean the employment agreement, dated as of the date hereof, between the Woodland Wireless Solutions, Ltd. and Seller, executed and delivered simultaneously with the execution and delivery of this Agreement.

          “Final Contingent Purchase Price Statement” shall have the meaning set forth in Section 3(c) hereof.

          “Final Financial Statements” shall have the meaning set forth in Section 3(c) hereof.

          “Financial Statements” shall mean for any Earn-Out Year, combined consolidated financial statements for the Buyer for such Earn-Out Year, which shall be prepared in accordance with GAAP.

          “GAAP” shall mean United States generally accepted accounting principles, as in effect on the date of this Agreement, consistently applied.

          “Independent Accounting Firm” shall have the meaning set forth in Section 3(b) hereof.

          “June 2008 Adjusted EBITDA” shall mean Three Million Five Hundred and Seventy Four Thousand and 00/100 Dollars.

          “Notice of Set-Off Dispute” shall have the meaning set forth in Section 6(b) hereof.

          “Person” shall mean an individual, partnership, venture, unincorporated association, organization, syndicate, corporation, limited liability company, or other entity, trust, trustee, executor, administrator or other legal or personal representative or any government or any agency or political subdivision thereof.

          “Prime Rate” shall mean the rate of interest that The JPMorgan Chase Bank (or its successor and assign) announces from time to time as its prime lending rate as then in effect, or if no such rate is announced by The JPMorgan Chase Bank (or its successor or assign), the prime lending rate announced by a New York City money center bank selected by Buyer and reasonably acceptable to the Seller.

          “Revised Contingent Purchase Price Statement” shall have the meaning set forth in Section 3(b) hereof.

          “Revised Financial Statements” shall have the meaning set forth in Section 3(b) hereof.

          “Rules” shall have the meaning set forth in Section 16 hereof.

          “Seller” shall have the meaning set forth in the preamble.

          “Set-Off Notice” shall have the meaning set forth in Section 6(b) hereof.

          “Set-Off Review Period” shall have the meaning set forth in Section 6(b) hereof.

          “Shortfall” means, with respect to an Earn-Out Year, the amount by which such Earn-Out Year’s EBITDA was less than the June 2008 Adjusted EBITDA.

          “Stock Purchase Agreement” shall have the meaning set forth in the recitals.

          “Subsidiary” means with respect to an entity (A) any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the ownership interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such entity or (B) any other Person whose financial statements and results of operations would be required, under GAAP, to be consolidated into the financial statements and results of operations of such entity without regard to the preceding clause (A).

          “Unit Purchase Agreement” shall have the meaning set forth in the recitals.

          “Working Capital” means (x) the sum of the Buyer’s accounts receivable, net of applicable reserves, inventory, net of applicable reserves, cash, cash equivalents, marketable securities, prepaid expenses and other current assets, less (y) current liabilities, determined in accordance with GAAP.

          2. Contingent Purchase Price Calculation.

          (a) If the Adjusted EBITDA for any Earn-Out Year is greater than or equal to the June 2008 Adjusted EBITDA, the aggregate amount of the contingent purchase price payment payable to Seller with respect to such Earn-Out Year (the “Contingent Purchase Price Payment”) shall equal the Annual Earn-Out Amount. If the Adjusted EBITDA for any Earn-Out Year is less than the June 2008 Adjusted EBITDA, no Contingent Purchase Price Payment shall be payable to Seller with respect to such Earn-Out Year.

          (b) Adjustment for Shortfall. If, at the end of any Earn-Out Year, a Contingent Purchase Price Payment was not payable because the Adjusted EBITDA for such Earn-Out Year was less than the June 2008 Adjusted EBITDA, and

          (i) the amount of the Shortfall (the “Outstanding Contingent Payment Shortfall”) associated with such Contingent Purchase Price Payment was equal to or less than ten percent (10%) of the June 2008 Adjusted EBITDA (such a Contingent Purchase Price Payment, an “Outstanding Contingent Payment”); and

          (ii) such Outstanding Contingent Payment Shortfall is less than the aggregate amount that the Adjusted EBITDA for any subsequent Earn-Out Year (or subsequent Earn-Out Years) for which a Contingent Purchase Payment was made pursuant to Section 2(a) exceeds the June 2008 Adjusted EBITDA (such amount, the “Surplus”), then such Outstanding Contingent Payment shall equal the Annual Earn-Out Amount, provided, however, that once a subsequent Earn-Out Year’s Surplus is applied, such Surplus may not be applied to any other Earn Out Year with an Outstanding Contingent Payment. Notwithstanding the foregoing, for purposes of determination for this Section 2(b), the amount that any Adjusted EBITDA exceeds the June 2008 Adjusted EBITDA to be applied to any Shortfall can only be applied retroactively.

          (c) For purposes of illustration only, if for the 2011 Earn-Out Year there was an Outstanding Contingent Payment (the “2011 Outstanding Contingent Payment”) because of a Shortfall equal to $250,000 (the 2011 Shortfall”), and for the 2012 Earn-Out Year there was a Surplus equal to $200,000 (the “2012 Surplus”), the 2011 Outstanding Contingent Payment would not be made in 2012 because the 2012 Surplus did not exceed the 2011 Shortfall. If for the 2013 Earn-Out Year there was a Surplus equal to $100,000 (the “2013 Surplus”), then the 2011 Outstanding Contingent Payment can be made in 2013 because the sum of the 2012 Surplus and the 2013 Surplus exceeds the 2011 Shortfall.

          3. Contingent Purchase Price Statement; Dispute.

          (a) As promptly as practicable, but in any event within thirty (30) days after the end of each Earn-Out Year, Buyer shall prepare and deliver to the Seller (and each of the Company Entities and their respective Subsidiaries shall provide Buyer with all assistance as may be reasonably requested by Buyer in connection with such preparation) (i) Financial Statements for such Earn-Out Year, (ii) a statement of the Contingent Purchase Price Payment for such Earn-Out Year, which shall explain in reasonable detail the calculations of Adjusted EBITDA for such Earn-Out Year (a “Contingent Purchase Price Statement”) and (iii) any and all reasonable supporting documentation in such detail as is reasonably requested by the Seller to enable the Seller to verify the amounts set forth in such Financial Statements and in such Contingent Purchase Price Statement.

          (b) The Seller may dispute such Financial Statements and/or Contingent Purchase Price Payment Statement for such Earn-Out Year by sending a written notice (a “Dispute Notice”) to Buyer within fifteen (15) days after Buyer’s delivery of such Financial Statements and Contingent Purchase Price Statement to the Seller. The Dispute Notice shall identify each disputed item on the Financial Statements or Contingent Purchase Price Statement, specify the amount of such dispute and set forth in reasonable detail the basis for such dispute. In the event of any such disputes, Buyer and the Seller shall attempt, in good faith, to reconcile their differences, and any resolution by them as to any disputed items shall be final, binding and conclusive on the parties and shall be evidenced by a writing signed by Buyer and the Seller, including, as appropriate, revised Financial Statements (“Revised Financial Statements”) and/or a revised Contingent Purchase Price Statement (a “Revised Contingent Purchase Price Statement”) reflecting such resolution. If Buyer and the Seller are unable to resolve all disputed items within fifteen (15) days after the Seller’s delivery of the Dispute Notice to Buyer, then Buyer and the Seller shall promptly evidence any resolved disputes in writing signed by Buyer and Seller and submit any remaining disputed items for final binding resolution to any independent accounting firm mutually acceptable to Buyer and the Seller (which accounting firm has not, within the prior sixty (60) months, provided services to Buyer, any Seller or any of the Companies or any Affiliate of any of them). If Buyer and the Seller are unable to agree upon an independent accounting firm within thirty (30) days after the Seller’s delivery of the Dispute Notice to Buyer, an independent accounting firm selected by Buyer (which accounting firm has not, within the prior sixty (60) months, provided services to Buyer or any of the Companies or any Affiliate of either of them) and an independent accounting firm selected by the Seller (which accounting firm has not, within the prior sixty (60) months, provided services to Seller or any of the Companies or any Affiliate of any of them) shall select an independent accounting firm that has not, within the prior sixty (60) months, provided services to Buyer, Seller or any of the Companies or any Affiliate of any of them. Such independent accounting firm mutually agreed upon by Buyer and the Seller or by the procedure referenced in the immediately preceding sentence, as the case may be, is hereinafter referred to as the “Independent Accounting Firm.” If any remaining disputed items are submitted to an Independent Accounting Firm for resolution, (i) each party will furnish to the Independent Accounting Firm such work papers and other documents and information relating to the remaining disputed items as the Independent Accounting Firm may request and are available to such party, and each party will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the disputed items and to discuss the resolution of the disputed items with the Independent Accounting Firm; (ii) each party will use its good faith commercially reasonable efforts to cooperate with the resolution process so that the disputed items can be resolved within forty-five (45) days after submission of the disputed items to the Independent Accounting Firm; (iii) the determination by the Independent Accounting Firm, as set forth in a written notice to Buyer and the Seller (which written notice shall include, as appropriate, Revised Financial Statements and/or a Revised Contingent Purchase Price Statement), shall be final, binding and conclusive on the parties; and (iv) the fees and disbursements of the Independent Accounting Firm shall be allocated between Buyer and Seller in the same proportion that the aggregate amount of the disputed items submitted to the Independent Accounting Firm that are unsuccessfully disputed by each party (as finally determined by the Independent Accounting Firm) bears to the total amount of all disputed items submitted to the Independent Accounting Firm.

          (c) The Financial Statements for such Earn-Out Year and the Contingent Purchase Price Statement or, if either have been adopted pursuant to Section 3(b), the Revised Financial Statements and/or the Revised Contingent Purchase Price Statement, shall be deemed to be final, binding and conclusive on Buyer and Seller (the “Final Statements”) upon the earliest of (i) the failure of the Seller to deliver to Buyer the Dispute Notice within fifteen (15) days after

Buyer’s delivery of the Financial Statements and the Contingent Purchase Price Statement for such Earn-Out Year to the Seller; (ii) the resolution of all disputes by Buyer and the Seller, as evidenced by, as appropriate, Revised Financial Statements and/or a Revised Contingent Purchase Price Statement; and (iii) the resolution of all disputes by the Independent Accounting Firm, as evidenced by, as appropriate, Revised Financial Statements and/or a Revised Contingent Purchase Price Statement. Any Contingent Purchase Price Payment based on Final Statements shall be made in accordance with Section 4 hereof.

          4. Contingent Purchase Price Payments.

          (a) Each Contingent Purchase Price Payment shall be paid and payable by Buyer, its Affiliates or any of the Company Entities, subject to adjustment in accordance with Section 5 below, to Seller with respect to each Earn-Out Year and shall be paid on a date or dates selected by Buyer or the Company Entities, as applicable, that results in the payment of such Contingent Purchase Price Payment to Seller in full on or before the fifth Business Day after the later of (i) the date on which the Final Statements are deemed final, binding and conclusive for such Earn-Out Year and (ii) the conclusion of the negotiation period with respect to any set-off pursuant to Section 6 (such date, the “Applicable Contingent Purchase Price Payment Date”).

          (b) In the event the Applicable Contingent Purchase Price Payment Date for an Earn-Out Year has not been set prior to April 1st of such Earn-Out Year, Buyer shall pay to Seller an amount, in cash, equal to eighty percent (80%) of the Earn-Out Amount (a “Partial Payment”) on April 1st of such Earn-Out Year. Following payment by Buyer of the Partial Payment, if, upon the adoption of the Final Statements for such Earn-Out Year in accordance with Section 3(c), such Final Statements set forth that no Contingent Purchase Price Payment was due for such Earn-Out Year, Seller shall promptly return the Partial Payment to the Buyer. If, on the other hand, such Final Statements set forth that a Contingent Purchas Price Payment was due for such Earn-Out Year, Buyer shall pay the remaining portion of the Contingent Purchase Price Payment on or before the fifth Business Day after the Applicable Contingent Purchase Price Payment Date, as determined in accordance with Section 4(a). In the event that an amount due under this Section 4 shall not be paid to Seller on or before its due date, such amount shall bear interest, calculated from the Applicable Contingent Purchase Price Payment Date until such amounts are paid to Seller, at a rate per annum equal to the Prime Rate plus 6.5%, calculated and payable monthly, compounded monthly. Each Contingent Purchase Price Payment shall be paid in cash.

          5. Adjustment to Contingent Purchase Price Payment. Promptly following the completion of the Buyer’s Audited Financial Statements, but in no event more than ten (10) business days after filing with the SEC by Cornerworld Corporation of its Annual Report on Form 10-K for the fiscal year ended April 30th in the applicable Earn-Out Year:

          (a) in the event that the Final Statements for an Earn-Out Year set forth that a Contingent Purchase Price Payment was not due for such Earn-Out Year, and the Actual Audited EBITDA for the periods covered in such Earn-Out Year exceeds the June 2008 Adjusted EBITDA, then Buyer shall pay to Seller a cash amount equal the Earn-Out Amount, by means of a wire transfer of immediately available funds to the account directed by Seller;

          (b) in the event that the Final Statements for an Earn-Out Year set forth that a Contingent Purchase Price Payment was due for such Earn-Out Year and such Contingent Purchase Price Payment was made to the Seller either in whole or in part, and the Actual Audited EBITDA for the periods covered in such Earn-Out Year was less than the June 2008 Adjusted EBITDA, then Seller shall pay to Buyer a cash amount equal to the portion of the Earn-Out Amount received by the Seller in respect of such Earn-Out Year, by means of a wire transfer of immediately available funds to the account directed by Buyer.

Notwithstanding anything to the contrary herein, there shall be no adjustment to the Contingent Purchase Price Payment pursuant to this Section 5 if disputed items were submitted to an Independent Accounting Firm for resolution in accordance with Section 3(b) and a binding resolution of all disputes was made by the Independent Accounting Firm.

          6. Set-Off Rights.

          (a) Notwithstanding any provision of this Agreement to the contrary, the parties hereby acknowledge and agree that, in addition to any other right hereunder, Buyer shall have the right, but not the obligation, from time to time to set off against any Contingent Purchase Price Payment required to be paid by Buyer to Seller pursuant to this Agreement any amounts owed at such time by Seller to any of the Company Entities, their respective Subsidiaries, or Buyer (or any of their respective Affiliates) hereunder or pursuant to the Purchase Agreements.

          (b) If Buyer elects to exercise its set-off rights hereunder against any amounts otherwise required to be paid by Buyer to Seller pursuant to this Agreement, it shall give the Seller written notice of such election (the “Set-Off Notice”), which Set-Off Notice shall include the amount to be set off and a reasonable description of the circumstances giving rise to Buyer’s entitlement to such set-off. The Seller shall have ten (10) days after receipt of such Set-Off Notice to review such Set-Off Notice (the “Set-Off Review Period”), and in the event that the Seller has any objections or challenges to the exercise of the set-off right of Buyer, the Seller shall submit a single written notice of set-off dispute (“Notice of Set-Off Dispute”) to Buyer during such Set-Off Review Period, specifying in reasonable detail the nature of any asserted objections or challenges. In the event of any such dispute, the Seller and Buyer shall negotiate in good faith to resolve such dispute for thirty (30) days after receipt by Buyer of the Notice of Set-Off Dispute. If the Seller and Buyer are unable to resolve such dispute within such 30-day period, the amount payable by Buyer to Seller shall automatically be reduced by the amount set forth in the Set-Off Notice. In the event that there is a final determination that Seller did not owe any of the Company Entities, their respective Subsidiaries or Buyer (or any of their respective Affiliates) the amount that has been set off, Buyer shall promptly repay to Seller all such amounts that are finally determined to have been incorrectly set off. For purposes of this Section 5, a determination shall be final if any and all appeals therefrom shall have been resolved or if thirty (30) days shall have passed from the rendering of such determination (or of any determination of appeal therefrom) and no party shall have commenced any appeal therefrom.

          (c) In the case of any such set-off by Buyer pursuant to this Section 6, Seller’s obligation to make such payment (or any portion thereof) shall be deemed satisfied and discharged to the extent of such set-off. The exercise of such right of set-off by Buyer in good faith, whether or not finally determined to be justified, will not constitute a breach under this Agreement or the Purchase Agreements.

          7. Term. This Agreement shall be effective on the Closing Date, if one occurs, and shall continue until the payment of all Contingent Purchase Price Payments pursuant to Section 4.

          8. Assignment; Binding Nature. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Seller. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

          9. Amendment. This Agreement may be modified or amended only by an instrument in writing, duly executed by Buyer on the one hand, and the Seller, on the other hand.

          10. Notices. All notices, demands and communications of any kind which any party hereto may be required or desires to serve upon another party under the terms of this Agreement shall be in writing and shall be given by: (a) personal service upon such other party; (b) mailing a copy thereof by certified or registered mail, postage prepaid, with return receipt requested; (c) sending a copy thereof by Federal Express or equivalent courier service; or (d) sending a copy thereof by facsimile, in each case addressed as required for notices pursuant to Section 12.1 of the Stock Purchase Agreement. In case of service by Federal Express or equivalent courier service or by facsimile or by personal service, such service shall be deemed complete upon delivery or transmission, as applicable. In the case of service by mail, such service shall be deemed complete on the fifth Business Day after mailing. The addresses and facsimile numbers to which, and persons to whose attention, notices and demands shall be delivered or sent may be changed from time to time by notice served as hereinabove provided by any party upon any other party.

          11. Governing Law; Jurisdiction. This Agreement and all the transactions contemplated hereby, and all disputed between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York including, without limitation, Section 5-1401 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327. In the event of any controversy or claim arising out of or relating to this Agreement or the breach or alleged breach hereof, each of the parties hereto irrevocably (a) submits to the non-exclusive jurisdiction of any New York state court sitting in the County of New York or any federal court sitting in U.S. District Court for the Southern District of the State of New York, (b) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court, (c) waives any claim that such action or proceeding has been brought in an inconvenient forum, and (d) agrees that service of process or of any other papers upon such party by registered mail at the address to which notices are required to be sent to such party under Section 11 shall be deemed good, proper and effective service upon such party.

          12. Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, such provision shall not affect the other provisions, but such invalid or unenforceable provision shall be deemed modified to the extent necessary to render it valid or enforceable, preserving to the fullest extent permissible the intent of the parties set forth herein.

          13. Headings; Units. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof. All monetary measures, units, amounts and references in this Agreement, unless specifically noted otherwise, are in U.S. Dollars, whether or not specifically noted or marked as such.

          14. Counterparts; Facsimile. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original, and all such counterparts together shall constitute one and the same instrument. Facsimile transmission of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

          15. Arbitration. If any dispute or difference of any kind whatsoever shall arise between the parties to this Agreement (each a “Disputing Party”) in connection with or arising out of this Agreement, or the breach, termination or validity thereof (a “Dispute”), then, on the demand of any Disputing Party, the Dispute shall be finally and exclusively resolved by arbitration in accordance with the Commercial Arbitration Rules of the AAA (the “Rules”) then in effect, except as modified herein. The arbitration shall be held, and the award shall be issued in, the State of New York. There shall be one neutral arbitrator appointed by agreement of the Disputing Parties within thirty (30) days after receipt by respondent of the other Disputing Party’s demand for arbitration. If such arbitrator is not appointed within the time limit provided herein, on the request of any Disputing Party, an arbitrator shall be appointed by the AAA by using a list striking and ranking procedure in accordance with the Rules. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen (15) years of experience as an experienced arbitrator. By agreeing to arbitration, the Disputing Parties do not intend to deprive any court of its jurisdiction to issue a pre arbitral injunction, pre arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrator shall have full authority to grant provisional remedies and to direct the Disputing Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Disputing Party to respect the arbitrator’s orders to that effect. Any arbitration proceedings, decisions or awards rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq, as amended. In arriving at a decision, the arbitrator shall be bound by the terms and conditions of this Agreement and shall apply the governing law of this Agreement as designated in Section 12. The arbitrator is not empowered to award damages in excess of compensatory damages, and each Disputing Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall provide that the fees and expenses of the arbitration (including the fees of the AAA, the fees and expenses of the arbitrator and the attorneys’ fees of the prevailing Disputing Party) shall be paid by the non prevailing Disputing Party. The award, which shall be in writing and shall, on the written request of any Disputing

Party, state the findings of fact and conclusions of law upon which it is based, shall be final and binding on the Disputing Parties and shall be the sole and the exclusive remedy between the Disputing Parties regarding any claims, counterclaims, issues or accountings presented to the arbitral tribunal. Judgment upon any award may be entered in any court of competent jurisdiction.

          16. Entire Agreement. This Agreement (including the schedules hereto), the Stock Purchase Agreement, the Unit Purchase Agreement and the Employment Agreement (including the exhibits and schedules of each of the foregoing) contain the entire understanding of the parties hereto with respect to the subject matter hereof.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Woodland Holdings Corp.

By:	/s/ Scott Beck

	Name:	Scott Beck
	Title:	Chairman and Chief Executive Officer

/s/ Ned Timmer

Ned Timmer

[Signature Page to Earn Out Agreement]